LETTER OF INTENT AND

PROPOSED ACQUISITION OF

WIKISOFT CORP.

BY

BLUESTAR TECHNOLOGIES, INC.,

formerly Powerplay Development Corp (PWPY) (“Agreement”)

A. Parties related to this agreement:	• Bluestar Technologies, Inc., formerly Powerplay Development Corp , which trades on the OTC under the symbol PWPY and its successors (“PWPY” or the “Company”)

• Wikisoft Corp., with Address 3422 Old Capitol Trail, Suite 700, Wilmington DE 19808-6192 (defined as “Wikisoft Corp.” or “Purchaser” or the “Target Company”)

• Rasmus Refer and all Wikisoft Corp. shareholders, et.al., who collectively hold 100% of the outstanding common and/ preferred stock of Wikisoft Corp. on a fully-diluted basis, with Address of 3422 Old Capitol Trail, Suite 700, Wilmington DE 19808-6192, (the “Major Stockholders”).

• Robert L. Stevens as board appointed Trustee and Receiver for PWPY (the “Receiver”).

B. Acquisition of Outstanding Wikisoft Corp. Equity Securities:	PWPY would acquire 100% of the outstanding equity securities of Wikisoft Corp. by means of a reverse merger in which a newly-formed subsidiary of PWPY would be merged into Wikisoft Corp. (the “Transaction”). As a result of the Transaction, Wikisoft Corp. would become PWPY. A proposed capitalization table follows as exhibit A below. It is also understood and agreed that there is no known liabilities, debts or other contingenct liabilities or obligations upon the final merger.

C. Treatment of Outstanding Wikisoft Corp. Common Stock; Voting Undertakings:	All outstanding shares of Wikisoft Corp. common stock would be exchanged for newly-issued shares of PWPY common stock in the Transaction. Any repurchase rights applicable to shares of Wikisoft Corp. common stock would remain in effect after the closing of the Transaction (the “Closing”), and would become rights to repurchase the shares of PWPY common stock issued in exchange for such shares of Wikisoft Corp. common stock.

D. Voting Approval by Wikisoft Corp. & Major Shareholders:	The Major Stockholders would agree to vote their shares of Wikisoft Corp. and Acquisitions stock in favor of the Transaction.

PROPOSED ACQUISITION OF WIKISOFT CORP

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E. Treatment of Outstanding Wikisoft Corp. Stock Options:	All outstanding Wikisoft Corp. stock options would be assumed by PWPY in connection with the Transaction and would become options to purchase PWPY common stock.The terms of the assumed stock options (including terms relating to vesting) would not change; there would be no acceleration of the vesting of unvested stock options.

F. Fees and Expenses:	Private Company will advance the following sums to consummate the transaction, for the following:

Secretary of State, OTC Markets, balance sheets, DTC, split, name change, various legal matters	$42,500 (due at Closing)
Reorganization and merger, Accountant, Auditor, various legal matters	$25,000 (due 45-60 days, after Name Change)

G. Corporate Action and Associated Fees	All necessary corporate governance actions will be taken by Receiver, PWPY, Major Shareholders and Wikisoft Corp. to complete merger and none will be withheld.

H. Transfer Agent (“Transfer Agent”)	Wikisoft Corp. understands that there is a Transfer Agent that will require certain agreements and provisions to conduct their duties and Wikisoft Corp. will be required to abide by those requirements and not withhold completion and execution of those documents. Wikisoft Corp. will be responsible for any balance or monies owed from the date of Closing of the Transaction.

I. Tax Treatment:	It is expected that the Transaction would constitute a tax-free reorganization for U.S. Federal income tax purposes. All parties attest to having received legal advice in regards to their expected tax-free reorganization related to this transaction. No future tax liabilities, penalties or damages are the responsibility of the Receiver or PWPY.

J. Securities Law Matters related to Shares Issued in the Transaction:	The PWPY common stock to be issued in the Transaction would be issued under Section 3(a)(10) or exempt from federal securities registration under Regulation D or other applicable exemption are “Exempt Securities” or an “Exempt Transaction”. The Securities issued under this transaction would be exempt in all 50 states as securities issued by a Trustee or Receiver, upon approval by the Court. It is also understood by all parties that any securities issued [that may be construed as a financing or] after or a derivative to a convertible note at the time of acquisition or after the merger will not be “Exempt Securities” defined herein.

PROPOSED ACQUISITION OF WIKISOFT CORP

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K. Employment and Non- competition Agreements:	Contemporaneously with the execution of the definitive agreement and plan of merger and reorganization relating to the Transaction (the “Definitive Agreement”), certain key executives and employees of Wikisoft Corp. and the Acquisitions would enter into employment agreements and noncompetition agreements with Wikisoft Corp. and PWPY, which would go into effect as of the Closing. Pursuant to these agreements, each key executive and key employee would:

• Agree to continue his/her employment with Wikisoft Corp. for a period of no less than 3 years negotiated by the relevant parties of Wikisoft Corp., and not related to the conditions of the Closing, unless there becomes a substantive reason for termination; and

• Agree that, during his/her employment period after the Closing, he/she will not (directly or indirectly) participate in, engage in or hold any interest in, or otherwise deal or become associated with, any business that is competitive with Wikisoft Corp.’s business.

L. Representations, Warranties, Indemnities and Other Provisions:	In the Definitive Agreement, Wikisoft Corp. and Major Stockholders would make customary representations and warranties (which would survive the Closing) and would provide customary indemnities relating to the business, financial condition, contracts, liabilities, employees and prospects of Wikisoft Corp.

Rasmus Refer and Major Shareholders, by signing, has the authority to enter this full and complete Agreement and the Definitive Agreement and attests they will comply with all paragraphs in this agreement.

M. Diligence and Information to be provided by Major Stockholders and Wikisoft Corp.:	Wikisoft Corp. and Major Stockholders agree to provide Receiver copies of articles of incorporation, financial statements, projections, details on all liabilities, assets (tangible or intangible), material contracts or agreements, Letters of Intent and Term Sheets, and any acquisition agreements whether executed or in draft form, patent filings and information, assets not covered by the above within twenty days of the date of this agreement. Failure to meet this provision could result in cancellation of this agreement and no reimbursement of fess outlined in Sections F and T, or obligations incurred that are paid under this Agreement by Major Stockholders and Wikisoft Corp. If it is determined in the course of analyzing, verifying and reviewing diligence materials that the Transaction, business operations or other material information is not as presented prior to this agreement then the Receiver may cancel the merger and Major Shareholders and Wikisoft Corp. will not be refunded any monies defined in Section F and T and PWPY will remain under the Receivers charge and returned to a condition one day prior to the date of this agreement was signed.

PROPOSED ACQUISITION OF WIKISOFT CORP

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N. Acquisition of Business or Operations by Wikisoft Corp./ Major Stockholders:	Major Stockholders and Wikisoft Corp. are contemplating an acquisition or merger of companies or business operation(s), exclusive of the merger with PWPY, and will disclose all material documents and agreements of such acquisition and in the event that merger(s) is not completed on or before the discharge of the Receiver then the merger with PWPY may be null and void at the discretion of the Receiver and all cancellation provisions herein will be in effect and PWPY shall be returned back to the original state prior to the execution of this Letter of Intent and proposed Definitive Agreement with Wikisoft Corp.

O. Wikisoft Corp./Major Stockholders Transaction Expenses:

All legal fees and costs and other expenses incurred by Wikisoft Corp./Major Stockholders in connection with the Transaction would be borne by the Wikisoft Corp./Major Stockholders. Those fees may include, but not limited to, financial statement preparation and PCAOB audit fees, legal opinions, regulatory and exchange related fees for OTCIQ or OTC Markets, The Securities and Exchange Commission, news releases, file uploads, corporate actions, CUSIP, FINRA, Secretary of State’s Offices, transfer agent fees and costs, and any other filing fees, etc.

P.	Confidentiality: The parties would agree to keep confidential the existence, status and terms of their negotiations and agreements regarding the Transaction and the related LOI’s and potential mergers for Wikisoft Corp. If PWPY so elects, the parties would make a joint public announcement concerning the Transaction upon the signing of a letter of intent and proposed acquisition agreement.

Q. Exclusivity	Receiver shall not seek or entertain offers or engage in discussions with unrelated parties to this Agreement related to PWPY.

R.	“No-Shop” Agreement: At the time of the signing of a letter of intent relating to the Transaction,

Wikisoft Corp. and the Major Stockholders would agree not to entertain, solicit or encourage any inquiry or proposal from any third party concerning the acquisition of all or a substantial portion of the business, assets or equity securities of or creation of liabilities of Wikisoft Corp.

S.	Communication: In order to control the appropriate release of public information as well as contain the release of material non-public/confidential information, the point of contact during the period between the execution of this letter of intent and final court approval of the transaction shall be the office of the Receiver.

T.	Non-returnable Expenses:

Due to the nature of the transaction contemplated there are significant fees incurred by PWPY and Receiver as a part of performance of duties as Receiver and on behalf of PWPY which shall be due and payable upon signing this agreement in the amount of Forty-Two-Thousand-Five- Hundred U.S. dollars ($42,500.00) in accordance with Exhibit F.

U.	Cancellation of Merger: In the event the merger or transaction, as contemplated, is not completed then PWPY shall be returned to the Receiver, all fees and expenses of the Receiver and PWPY payable by Wikisoft Corp. and Major Stockholder(s) and shall be due, less any payments made upon or subsequent to signing this document; and the Wikisoft Corp. shall not be reimbursed for any expenses or fees as the result of this agreement or directly paid or incurred on the Wikisoft Corp. ’s behalf and shall reimburse the Receiver any expenses outlined in a final invoice which is due and payable within 10 business days from Cancellation.

In the event that the merger or this agreement is cancelled by the Receiver, except covered under provisions outlined in this agreement, then the amounts paid under the “Purchase Price and Fees” Section F, shall be returned and all and any obligations herein are terminated. Should both parties not be able to reach a mutual understanding of the terms of the cancellation of the merger, arguments will be heard in the 8th Judicial District of Nevada and all Court costs and fees including legal fees will be borne by Wikisoft Corp. and the Major Stockholders.

V.	Binding Agreement: This is a binding agreement.

W.Country of Record:	This agreement and any resulting legal and commercial aspects related hereto shall be under the laws and practices of the United States

X.	State of Record: This Agreement and the Definitive Agreement and resulting legal and commercial aspects related hereto shall be under the laws and practices of the State of Nevada and where relevant the Eighth Judicial District of Clark County thereunder.

Y.  Intellectual Property Assignment and Transfer:

All intellectual property, software, trademarks, licenses, copyrights, assets related to the existing or contemplated business of Wikisoft Corp. shall be properly and exclusively transferred or licensed to or for unlimited use by PWPY or resulting entity as the result of this merger at Closing and shall be evidenced to the Receiver prior to the final discharge hearing. Non- compliance is grounds for cancellation of the PWPY merger and the fees contemplated in Sections F and T shall be kept by the PWPY, the Receiver, or the Receiver’s designee.

Z.	Disclosure to Court and Receiver:

Rasmus Refer, Major Stockholders and Wikisoft Corp. agree and understand that an Information Statement will be prepared and provided to the Court of Jurisdiction in the Receiver action and agree to help prepare and provide information where requested by the Court or Receiver and that information published may become publicly available in the Court records and that Information Statement will be substantially part of the public filings made to the appropriate Regulatory and Market Authorities that have jurisdiction. Also it is understood that Rasmus Refer, Major Stockholders and Wikisoft Corp. will not contact the Transfer Agent, Federal or Trading Exchanges, Secretary of State(s) or other regulatory agencies or shareholders of PWPY or issue any securities or obligations, or enter into any contracts without express written approval from the Receiver until the Court has discharged the Receiver and all conditions have been met in this agreement, the Definitive Agreement and any related contracts or agreements.

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Signatures

AGREED TO THIS 13 Day of March, 2018

WIKISOFT CORP.

BY: Rasmus Refer Title: CEO

REPRESENTING MAJOR SHAREHOLDERS

BY: Rasmus Refer Title:

TRUSTEE AND RECEIVER

BY: Robert L. Stevens Title: Trustee and Receiver

EXHIBIT A

PROPOSED FINAL CAP STRUCTURE POST TRANSACTION

HOLDERS	NUMBER OF SHARES	PERCENTAGE
Wikisoft Corp. Shareholders	45,693,903	91.39%
Somerset Group of Shareholders	2,000,000	4%
SCI Inc.	2,000,000	4%
Estimated PWPY Shares Outstanding after 1-150 Reverse Split	306,097	0.61%

PROPOSED CAP STRUCTURE OF ACQUISITION OF WIKISOFT BY POWERPLAY DEVELOPMENT CORP.

Existing PWPY Common Shares Outstanding:		45,914,518

Proposed Reverse Split on Common Shares:	150	TO 1 REVERSE SPLIT

Proposed Cap Structure Fully Diluted Common Shares:		50,000,000

HOLDER	PRE MERGER	%	POST MERGER FULLY DILUTED	%
PWPY Shareholders	45,914,518	100.00%	306,097	0.61%
Somerset, SCI Inc	0	0.00%	4,000,000	8.00%
Wikisoft Shareholders:	0	0.00%	45,693,903	91.39%

TOTAL:	45,914,518	100.00%	50,000,000	100.00%

EXHIBIT B

Wiring Instructions for Fees and Non-returnable Fees

Fees as outlined in Section F and Section T must be denominated in United States dollars and must be received by Somerset Private Fund, Ltd. designated institution within 7 business days from date of the execution of this Letter of Intent.

WIRING INSTRUCTIONS:

Community Banks of Colorado ABA 102102013

7800 East Orchard Road Greenwood Village, CO 80121

Somerset Capital Escrow Account Account number: 275319497

387 Corona St., Suite 555

Denver, CO 80218

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